UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2019

GENIUS BRANDS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of Incorporation or organization) 190 N. Canon, 4th Fl. Beverly Hills, CA (Address of principal executive offices)	000-54389 (Commission File Number)	20-4118216 (I.R.S. Employer Identification Number) 90210 (Zip Code)

Registrant’s telephone number, including area code: (310) 273-4222

________________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GNUS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 20, 2019, Genius Brands International, Inc., a Nevada corporation (the “Company”), entered into a settlement agreement and release (“Settlement Agreement”) with certain holders of Series A Convertible Preferred Stock of the Company (each, a “Preferred Holder” and collectively, the “Preferred Holders”) constituting 58% of the outstanding Series A Preferred Stock in connection with a dispute that arose between the parties with respect to certain rights under the Certificate of Designations, Preferences and Rights of the 0% Series A Convertible Preferred Stock of the Company filed with the Nevada Secretary of State on May 14, 2014 (the “Certificate of Designations”).

Pursuant to the Settlement Agreement, the Company agreed to adjust the Conversion Price (as defined in the Certificate of Designations) to $0.21 and the parties agreed to terminate and deem null and void that certain Securities Purchase Agreement, dated as of May 14, 2014, by and among the Preferred Holders and the other parties signatories thereto, with respect to the Preferred Holders. The Preferred Holders, constituting the holders of at least a majority of the outstanding Preferred Shares (the “Required Holders”), agreed and consented to an amendment and restatement of the Certificate of Designations, a form of which is attached hereto and incorporated herein as Exhibit 3.1. The parties also agreed to customary releases and a covenant not to sue as further contained in the Settlement Agreement.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 3.03. Material Modification to Rights of Security Holders.

On November 21, 2019, the Company will file an Amended and Restated Certificate of Designations (the “Amended and Restated Certificate”) for the Company’s Series A Convertible Preferred Stock. The amendments, among other things, had the effect of setting the Conversion Price at $0.21 in accordance with the Settlement Agreement and deleting the anti-dilution adjustment provisions and restrictive covenants and consent rights relating to the incurrence of debt and liens. The filing of the Amended and Restated Certificate was approved by the board of directors of the Company and the Required Holders.

The foregoing description of the Amended and Restated Certificate does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Certificate, which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01. Other Events.

As stated in the Company’s Quarterly Report on Form 10-Q filed on November 14, 2019, the Company’s current assets are not sufficient to repay its outstanding Secured Convertible Notes and fund its planned operations, and accordingly, there is substantial doubt about the Company’s ability to continue as a going concern. If the Company defaults in its payment obligations under the Secured Convertible Notes and the indebtedness under the Secured Convertible Notes were to be accelerated, there can be no assurance that the Company’s assets would be sufficient to repay such indebtedness in full at such time or that it may be able to obtain debt or equity financing on favorable terms or at all to repay the Secured Convertible Notes and to fund its operations. As a result, the Company could be forced into bankruptcy or liquidation.  The Company has been engaged in discussions with potential investors regarding potential dilutive equity and debt financings, which could also include a reduction in the conversion price of the Secured Convertible Notes and/or a reduction in the exercise price of the Company’s existing outstanding warrants.  However, there can be no assurance that the Company will be successful in securing any such additional funding.

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Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Amended and Restated Certificate of Designations, Preferences and Rights of the 0% Series A Convertible Preferred Stock, filed with the Secretary of State of Nevada on November 21, 2019

10.1	Settlement Agreement, dated as of November 20, 2019, by and among the Company and the Preferred Holders signatory thereto

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIUS BRANDS INTERNATIONAL, INC.

Date: November 21, 2019	By:	/s/ Andy Heyward
	Name:	Andy Heyward
	Title:	Chief Executive Officer

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